UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 10, 2017

THE TJX COMPANIES, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	1-4908	04-2207613
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

770 Cochituate Road, Framingham, MA 01701

(Address of Principal Executive Offices) (Zip Code)

(508) 390-1000

Registrant’s Telephone Number (Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On March 10, 2017, The TJX Companies, Inc. (“TJX”) and its subsidiary Winners Merchants International L.P. (“Winners”) entered into a new employment agreement effective March 26, 2017 with Michael MacMillan, Senior Executive Vice President, Group President. The agreement replaces the existing employment agreement with Mr. MacMillan and, unless terminated earlier in accordance with its terms, continues until February 1, 2020. Under the agreement, Mr. MacMillan will be entitled to base salary at a minimum annual rate of CAD $1,418,280 and will be eligible to participate in awards under TJX’s Stock Incentive Plan (“SIP”), Long Range Performance Incentive Plan (“LRPIP”) and Management Incentive Plan (“MIP”) at levels commensurate with his position and responsibilities. The agreement also entitles Mr. MacMillan to participate in TJX’s and Winners’ fringe benefit programs; Winners’ retirement and savings programs, including the Canadian Executive Savings Plan (“CESP”), with credit for his prior service with TJX and its subsidiaries; Winners’ health and welfare programs; and TJX’s executive life insurance program. Under the agreement, Mr. MacMillan will not be eligible for relocation or expatriate benefits in connection with his move to Canada but will receive certain cash benefits (otherwise payable in U.S. dollars) in Canadian dollars and will retain a right to any remaining expatriate benefits associated with his prior non-U.S. assignments.

Under the agreement, upon an involuntary termination without cause (or a voluntary termination in connection with a forced relocation) prior to the end of the term, Mr. MacMillan would be entitled to continued salary and any automobile allowance for 24 months; payment of outstanding cash incentive awards under MIP and LRPIP for each uncompleted year or award cycle, to the extent applicable performance goals are met and adjusted to reflect his period of service during the year or cycle; outstanding SIP awards in accordance with their terms; continued coverage to the extent provided by TJX’s executive life insurance program; and vested and accrued, but unpaid, pay and benefits. The same benefits would be payable to Mr. MacMillan upon termination of his employment during the term due to death or disability, except that salary continuation would be adjusted for any long-term disability benefits and his MIP award would be paid at the target amount without proration. A termination of employment at the end of the agreement term would be treated as an involuntary termination without cause if Mr. MacMillan does not receive an offer of continued service in a comparable position. If Mr. MacMillan terminates employment voluntarily during the term of the agreement (other than in connection with a forced relocation), he would be entitled to his outstanding SIP awards in accordance with their terms and vested and accrued, but unpaid, pay and benefits.

If a change of control of TJX occurs before the end of the term of the agreement, provided that Winners remains a subsidiary of TJX or has assigned the agreement to TJX or a subsidiary thereof, Mr. MacMillan would be entitled to a lump sum settlement at target of MIP and LRPIP awards for which the performance period or cycle had not ended, in addition to payment of any earned but unpaid amounts under those programs, plus any benefits under the SIP and any vested benefits under CESP or other benefit programs. If, during the 24-month period following the change of control (without regard to the scheduled term of the agreement), Mr. MacMillan’s employment were to terminate by reason of an involuntary termination without cause, a voluntary termination for good reason (as defined in the agreement), or death or disability, in lieu of other severance benefits, Mr. MacMillan would be entitled to a lump sum payment equal to two times the sum of his annual base salary, target MIP award amount most recently granted to him prior to the change of control, and annual automobile allowance; continued health and life insurance benefits (or a comparable alternative arrangement) for two years, except to the extent he obtains coverage from another employer; any benefits under the SIP; and vested and accrued, but unpaid, pay and benefits. For this purpose, base salary would be adjusted for any long-term disability benefits and would be based on the higher of the Mr. MacMillan’s salary rate in effect immediately prior to termination or the change of control. Mr. MacMillan would receive his vested and accrued, but unpaid, pay and benefits upon a voluntary termination without good reason following a change of control. Under his agreement, Mr. MacMillan is not entitled to any tax gross-up payment for any “golden parachute” excise tax on change of control benefits, but in the event the U.S. “golden parachute” excise tax might otherwise apply under the Internal Revenue Code, his payments and benefits would be reduced if and to the extent the reduction is more favorable to him on an after-tax basis. Mr. MacMillan would also be entitled to receive payment for all legal fees and expenses he reasonably incurs in seeking enforcement of his contractual rights following a change of control.

Under the agreement, Mr. MacMillan has agreed to post-employment undertakings regarding non-solicitation and non-competition for 24 months (including 12 months of restrictions within Canada) and confidentiality with respect to confidential and proprietary information of TJX and its subsidiaries. Certain severance and other benefits are conditioned on compliance with these covenants, except that upon a change of control, Mr. MacMillan would no longer be subject to any post-employment covenant not to compete.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TJX COMPANIES, INC.

/s/ Alicia C. Kelly
Alicia C. Kelly
Executive Vice President, Secretary and
General Counsel

Dated: March 13, 2017